Exhibit 10.2

CONFIDENTIAL

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the eighth day of July, 2015 (the “Effective Date”), by and between Level One Bancorp, Inc., a bank holding company organized under the laws of the State of Michigan (the “Corporation”), Level One Bank, a banking association chartered under the laws of the State of Michigan with its main office located in Farmington Hills, Michigan (the “Bank”) and Gregory Wernette (“Executive”).

SECTION 1. EMPLOYMENT.

The Corporation and the Bank hereby agree to employ Executive on the terms and conditions set forth below.

(a)           Position. Executive shall be an employee of the Bank and the Corporation during, and only during, the Term (as defined in Section 3a) of this Agreement, and during the Term the Executive shall serve as the Corporation’s and the Bank’s Executive Vice President and Chief Lending Officer.

(b)           Duties. Executive’s duties, authority and responsibilities as Executive Vice President and Chief Lending Officer of the Corporation and the Bank include all duties, authority and responsibilities customarily held by such officer(s) at comparable bank holding companies and banks, subject always to the respective articles, charter and bylaw provisions and the policies of the Corporation and the Bank and the directions of their Board of Directors (collectively the “Board”).

(c)           Care and Loyalty. Executive will devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Corporation and the Bank, and will faithfully and loyally discharge his duties to the Corporation and the Bank.

SECTION 2. COMPENSATION.

Executive shall be compensated for his services as follows during the term of this Agreement:

(a)           Base Compensation. Executive currently receives an annual base salary of $224,952. The Board or a committee designated by the Board will review Executive’s base salary annually during the term of this Agreement to determine whether it should be maintained at its existing level or increased.

(b)           Discretionary Performance Bonus. The Board will consider Executive for a bonus at the end of each year based on criteria set forth in incentive compensation plans as may be in effect from time to time for officers of equal or similar rank or on other performance criteria established by the Board and any other factors deemed by the Board to be appropriate. Bonuses will be awarded, if at all, in the sole discretion of the Board, and nothing in this Agreement will require the payment of a bonus in any given year.

(c)           Supplemental Executive Retirement Program. As part of this Agreement, the Bank shall maintain a non-qualified Supplemental Executive Retirement Program (SERP), which is currently provided for the Executive through separate Agreement.

(d)           Other Benefits. Executive’s eligibility to participate in and receive benefits under the employee welfare or retirement benefit plans sponsored or maintained by the Corporation or the Bank, or both, that are subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) will be governed solely by the terms of the applicable plan documents. Executive shall receive such holiday and other fringe benefits which the Corporation or the Bank extends, as a matter of policy and not under any employee benefit plan governed by ERISA, to all of its officers of equal or similar rank and shall be entitled to participate in any other compensation and fringe benefit plans of the Corporation and the Bank on the same basis as other similar employees of the Corporation and the Bank; provided, however, Executive will be provided with not less than six (6) weeks of paid time off to be scheduled so as to minimize disruption to the Corporation’s and Bank’s operations..

(d)           Stock Options/Stock Awards. Stock options and/or stock awards, if any, will be the subject of a separate agreement among the Corporation, the Bank and Executive.

(e)           Expenses. During the Term of this Agreement. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Corporation and the Bank) in performing services under this Agreement.

(f)            Club Dues. During the Term of this Agreement, the Corporation or the Bank shall pay Executive’s DAC dues which are currently $369 per month.

(g)           Withholding. Executive acknowledges that applicable federal, state or local withholding or other taxes will be withheld from payments that become due to him under this Agreement.

SECTION 3. TERM AND TERMINATION.

(a)           Term and Automatic Renewal. The Executive’s employment by the Bank and the Corporation shall continue only during the term of this Agreement and thus the term of the Executive’s employment and the term of this Agreement are the same and may be referred to collectively as the “Term”. The Term will be one year commencing as of the Effective Date and the Term will automatically renew for one additional year on each anniversary of the Effective Date. Notwithstanding the foregoing, if the Executive’s employment hereunder is terminated in accordance with the provisions below of this Section 3, the Term will be deemed to have expired and the Executive’s Base Compensation and other rights of the Executive under this Agreement, or otherwise as an employee of the Bank and of the Corporation, will immediately terminate unless otherwise expressly provided below in this

Section 3 or provided under the terms of any benefit plan then in effect for which the Executive is a participant or as may be required notwithstanding this Agreement by operation of law.

(b)           Termination Prior to Change in Control, by Bank or Corporation Without Cause or by Executive. Prior to the occurrence of a Change in Control, the Corporation and the Bank may terminate this Agreement and Executive’s employment, for no reason or for any reason, other than for Cause (as defined in section (c) below), by delivering written notice of termination to Executive effective on the date specified in the notice of termination. In the event of such termination, the Executive shall be paid an amount equal to one (1) year’s base salary then in effect in 26 equal bi-weekly installments beginning not later than thirty (30) days following the date on which Executive’s employment terminates. The Corporation or the Bank will also reimburse the Executive’s COBRA premiums for the twelve (12) month period following the date of Executive’s termination of employment under this Section 3(b). As a precondition to the entitlement of Executive to receive any payments or benefits pursuant to the prior two sentences, Executive must execute and deliver to the Bank or Corporation a separate Settlement Agreement and Release of All Claims document as provided by the Bank or Corporation. Reimbursement of COBRA premiums by the Corporation or the Bank shall not entitle Executive to any greater period of COBRA coverage than is statutorily required. Executive may terminate this Agreement and his employment for no reason or for any reason by delivering written notice of termination to the Corporation and the Bank not less than thirty (30) days before the effective date of termination, which date will be specified in the notice of termination. If Executive terminates this Agreement prior to the occurrence of a Change in Control, Executive shall only be entitled to receive his base salary as shall have accrued through the effective date of such termination and the Corporation and the Bank shall have no further obligations to Executive other than those that may pertain to terminated employees under any benefit plan to which Executive may have been a participant or those rights that may arise independent of this Agreement by operation of law.

(c)           Termination for Cause. The Board of Directors of the Corporation and the Bank may terminate this Agreement and Executive’s employment for Cause by delivering written notice of termination to Executive effective on the date specified in the notice of termination. Executive shall be provided with written notice of the basis of the Board’s decision to terminate Executive for Cause and may request that the Board reconsider its decision at a meeting of the Board to be held not later than five (5) business days after the effective date of termination. Executive shall be provided with an opportunity to make a presentation at such meeting. “Cause” for termination will exist if (i) Executive engages in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to the Corporation or the Bank, which violation materially and adversely affects the business or affairs of the Corporation or the Bank, or a direction or order of the Board; (ii) Executive engages in a material breach of fiduciary duty or act of dishonesty involving the affairs of the Corporation or the Bank: or (iii) Executive commits a material breach of his obligations under this Agreement. If Executive’s employment is terminated pursuant to this Section 3(c), Executive shall only be entitled to receive his base salary as shall have accrued through the effective date of such termination, and the Corporation and the Bank shall have no further obligations to Executive.

(d)           Termination Following Change of Control.

(i)            If, within twelve (12) months following a Change of Control. either Executive’s employment under this Agreement is terminated by the Corporation or the Bank without Cause or this Agreement is terminated by Executive for “Good Reason,” Executive shall be paid an amount equal to one (1) year’s base salary as then in effect payable in one single lump sum within 30 days of such termination. The Corporation or the Bank will also reimburse the Executive’s COBRA premiums for the twelve (12) month period following the date of Executive’s termination of employment under this Section 3(d). Reimbursement of COBRA premiums by the Corporation or the Bank shall not entitle Executive to any greater period of COBRA coverage than is statutorily required. In the event of a termination by Executive for Good Reason, Executive shall provide notice to the Board specifying the facts and circumstances surrounding his belief that “Good Reason” exists and the Corporation or the Bank shall have the right to cure those matters within thirty (30) days from the date of such notice in which event such notice will be deemed withdrawn. As a precondition to the entitlement of Executive to receive any payments or benefits under this Section 3(d), Executive must execute and deliver to the Bank or Corporation a separate Settlement Agreement and Release of All Claims document as provided by the Bank or Corporation.

(ii)           For purposes of this Agreement, “Good Reason” shall include the occurrence of any of the following events which have not been consented to in advance by Executive in writing: (A) if Executive would be required to move his personal residence or perform his principal executive functions more than twenty-five (25) miles from the location of Executive’s primary office as of the date immediately preceding the date of the Change of Control; (B) if, in the organizational structure of the Corporation or the Bank, Executive would be required to report to a person or persons other than the President, Chief Executive Officer or Chairman of the Board; (C) if the Corporation and the Bank should fail to maintain Executive’s base salary or fail to maintain employee benefit plans or arrangements generally comparable to those in place as of the date immediately preceding the date of the Change of Control, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Corporation or the Bank, which shall in no case be greater than 10% of the value of salary, bonuses, and benefits prior to the change of control, or (D) if there is a substantial diminution of Executive’s powers and duties of employment; or (E) if there is more than a de minimus breach by the Bank or Corporation of the terms of this Agreement or (F) if Executive would be assigned substantial duties and responsibilities other than those normally associated with his position as referenced in Section 1(a) of this Agreement. The preceding events shall only provide the basis for “Good Reason” if Executive provides the notice contemplated by this Section 3(d) within one hundred twenty (120) days of their occurrence.

(iii)          A “Change of Control” will be deemed to have occurred if: (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting, securities of the Corporation; or (B) during any twelve (12) month period, the individuals who were members of the Board of the Corporation on the Effective Date (the “Current Board Members”) cease for any reason (other than the reasons specified below) to constitute a majority of the Board of the Corporation or its successor; however, if the election or the nomination for election of any new director of the Corporation or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 3(d)(iii), be considered a Current Board Member; or (C) the Corporation’s shareholders approve (1) a merger or consolidation of the Corporation and the shareholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Corporation immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation. Notwithstanding the definition of Change in Control set forth above, a Change in Control shall not have occurred unless the event constitutes a “change in control event” as such term is defined by Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and the final regulations promulgated thereunder.

(iv)          Notwithstanding the foregoing. a Change of Control will not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding voting securities of the Corporation are owned or acquired by: (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Corporation or the Bank; or (B) any corporation which, immediately prior to or following such acquisition, is owned directly or indirectly by persons who were shareholders of the Corporation immediately prior to the acquisition in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

(v)           The Corporation, the Bank and Executive intend that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”). It is agreed that the present value of any payments to or for the benefit of Executive in the nature of compensation, as determined by the legal counsel or certified public accountants for the Corporation or the Bank in accordance with Section 280G(d)(4), the receipt of which is contingent on the Change of Control, and to which Section 280G applies (in the aggregate “Total Payments”), shall not exceed an amount equal to one dollar less than the maximum amount which the Corporation or the Bank may pay without loss of deduction under Section 280G(a).

(vi)          In no event shall payments be made under this Section 3, unless the Executive has incurred a Separation from Service as defined in Section 409A and the final regulations promulgated thereunder.

(f)            Termination upon Death. This Agreement will terminate if Executive dies during the term of this Agreement, effective on the date of his death. Any payments that are owing to Executive under this Agreement or otherwise at the time of his death will be made to whomever Executive may designate in writing as his beneficiary, or absent such a designation, to the executor or administrator of his estate.

(g)           Removal from Office. If Executive is removed and/or permanently prohibited from participating in the conduct of the Corporation’s or the Bank’s affairs by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Corporation and the Bank under this

Agreement shall terminate, as of the effective date of the order, but the rights of the Corporation and the Bank and Executive accrued under this Agreement as of the effective date of the order shall not be affected.

(h)           Default under FDIA If the Corporation or the Bank is in default (as defined in Section 3(x)( I ) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this Section shall not affect any rights of the Corporation and the Bank and Executive accrued under this Agreement as of the effective date of default.

(i)            Termination by Banking Director. All obligations under the Agreement shall be terminated, except to the extent it is determined by the Commissioner of the Office of Financial and Insurance Regulation of the State of Michigan (the “Commissioner”), or his or her designee, that continuation of the Agreement is necessary for the continued operation of the Corporation or the Bank; (A) by the Commissioner, or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Corporation or the Bank under the authority contained in Section 13(c) of the FDIA; or (B) by the Commissioner, or his or her designee, at the time the Commissioner or his or her designee approves a supervisory merger to resolve problems related to operation of the Corporation or the Bank or when the Corporation or the Bank is determined by the Commissioner to be in an unsafe or unsound condition. Any rights of Executive that have already accrued under this Agreement as of the termination of the Agreement, however, shall not be affected by such action.

SECTION 4. CONFIDENTIALITY.

Executive acknowledges that the nature of his employment will require that he produce and have access to records, data, trade secrets and information that are not available to the public regarding the Corporation and the Bank and their Affiliates (“Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to client lists, client files, business plans, processes, techniques, know-how, patents (including business method patents), trademarks, copyrights, inventions, ideas, improvements, technology, procurement, operational procedures, marketing and sales strategies and practices, pricing information, margin information, markup information, banking and other financial information, prospect lists, client and prospect needs and preferences information, prospective employees, personnel files, employee lists, employee capabilities matrices, employee training information and practices, compensation data for employees and/or independent contractors, information related to strategic alliances, business plans, personal information, the methods and operations of the Company as they exist from time to time. For purposes of this Agreement, the term “Affiliate” shall mean any wholly owned subsidiary of the Corporation or the Bank, and any other entity deemed to be a trade or business under common control with the Corporation or the Bank pursuant to Sections 414(b), (c), (i), (n) and (o) of the Internal Revenue Code of 1986, as amended. Executive will hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Executive’s performance of his duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or he is authorized in writing by the Corporation or the Bank to disclose it, or he is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body. All Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of the Corporation or the Bank or any of their Affiliates that Executive prepares or uses will remain the sole property of the Corporation and the Bank. Executive will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to the Corporation or the Bank if his employment with the Corporation or the Bank is terminated for any reason.

Personal Information (“PI”) includes an individual’s first name and last name or first initial and last name in combination with any of the following: their Social Security number, tax I.D. number, social insurance number, driver’s license number, state issued identification card number, financial information, healthcare information, or credit or debit card number.

SECTION 5. ANTI-SOLICITATION AND NONCOMPETE COVENANTS.

(a)   Restrictive Covenant. The Corporation and the Bank and the Executive have agreed that the primary service area of the Corporation’s or the Bank’s and their Affiliates’ lending and deposit taking functions in which the Corporation, the Bank and their Affiliates have and will actively participate extends to an area within fifty (50) miles of the headquarters of the Corporation, the Bank and their Affiliates within the twelve (12) month period immediately preceding the date of termination of the Executive’s employment with the Corporation or the Bank (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 3, the Executive hereby agrees that, except with the express prior written consent of the Corporation and the Bank, for a period of twelve (12) months after the termination of the Executive’s employment with the Corporation or the Bank under any circumstances other than those which entitle Executive to payments under Section 3(d) of this Agreement (the “Restrictive Period”) the provisions of the immediately following subparts designated (i), (ii), (iii), (iv) and (v) shall be in force.

(i)            The Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management. operation or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend the Executive’s credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) within the Restrictive Area: provided however, that the ownership by the Executive of shares of the capital stock which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution, shall not violate any terms of this Agreement.

(ii)           The Executive will not, directly or indirectly, either for himself, or any other Financial Institution: (A) induce or attempt to induce any employee of the Corporation or the Bank or their Affiliates to leave the employ of the Corporation or the Bank or their Affiliates; (B) in any way interfere with the relationship between the Corporation or the Bank or their Affiliates and any employee of the Corporation or the Bank or their Affiliates; (C) employ, or otherwise engage as an employee, independent contractor or otherwise any employee of the Corporation or the Bank or their Affiliates; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Corporation or the Bank or their

Affiliates to cease doing business with the Corporation or the Bank or their Affiliates or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Corporation or the Bank or their Affiliates.

(iii)                               The Executive will not, directly or indirectly, either for himself, or any other Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Corporation or the Bank or their Affiliates, whether or not such Executive had personal contact with such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Corporation or the Bank or their Affiliates.

(iv)                              The Executive will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area.

(v)                                 The Executive expressly agrees that the covenants contained in this Section 5(a) are reasonable with respect to their duration, geographical area, and scope. To the extent that the covenants contained in Section 5(a) may be found to be unreasonable in any respect by a court of competent jurisdiction, it is the desire of the parties that such court limit these provisions to render these covenants reasonable in light of the circumstances in which they are made so that the agreement may be specifically enforced.

(b)                                 Injunctive Relief, Right of Set-Off and Extension of Restriction Period. Executive agrees that a violation of this Section 5 and/or Section 4 would result in direct, immediate and irreparable harm to the Corporation and the Bank; in such event, agrees that the Corporation and the Bank, in addition to their other right and remedies, would be entitled to injunctive relief enforcing the terms and provisions of either Section 4 or 5; further, the Executive agrees that: i) the payment or provision of any monies or other entitlement due to the Executive from the Bank or the Corporation under the terms of this Agreement or otherwise, shall be stayed until there has been a final determination and satisfaction of a breach of Sections 4 or 5; and ii) the Restriction Period shall be extended by the length of time equal to the duration of any period during which the Executive is in violation of any of the covenants contained in Section 5(a). Should the Bank or Corporation seek injunctive relief and such relief is denied by the Court, Executive shall be entitled to reimbursement of his costs and attorney fees and release of all funds which were stayed.

SECTION 6. INDEMNITY; OTHER PROTECTIONS.

(a)                                 Indemnification. The Corporation or the Bank will indemnify Executive (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including, reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which he may become involved by reason of his having been an officer or director of the Corporation or the Bank unless such Expenses result from acts by the Executive which would give the Corporation or the Bank the right to terminate this Agreement and Executive’s employment pursuant to Section 3(c), (g), (h) or (i) of this

Agreement. The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Executive may have under any applicable article, bylaw or charter provision of the Corporation or the Bank, or any resolution of the Corporation or the Bank, or any applicable statute.

(b)                                 Advancement of Expenses. In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which the Corporation or the Bank is permitted or required to indemnify him under this Agreement, any applicable articles, bylaw or charter provision of the Corporation or the Bank, any resolution of the Corporation or the Bank, or any applicable statute, the Corporation or the Bank will, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened. pending or completed action, suit or proceeding, subject to receipt by the Corporation and the Bank of a written undertaking from Executive to reimburse the Corporation or the Bank for all Expenses actually paid by the Corporation and the Bank to or on behalf of Executive in the event it shall be ultimately determined that the Corporation and the Bank cannot lawfully indemnify Executive for such Expenses, and to assign to the Corporation and the Bank all rights of Executive to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by the Corporation or the Bank to or on behalf of Executive.

(c)                                  Litigation. Unless precluded by an actual or potential conflict of interest, the Corporation and the Bank will have the right to recommend counsel to Executive to represent him in connection with any claim covered by this Section 6. Further, Executive’s choice of counsel, his decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to the Corporation’s and the Bank’s prior written approval, which approval shall not be unreasonably withheld by the Corporation or the Bank.

SECTION 7. GENERAL PROVISIONS.

(a)                                 Successors; Assignment. Executive may not assign his rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the Corporation and the Bank and their respective successors and assigns. For the purposes of this Agreement, any successor or assign of the Corporation and the Bank shall be deemed to be the “Corporation” or the “Bank,” as the case may be. The Corporation and the Bank will require any successor or assign of the Corporation or the Bank or any direct or indirect purchaser or acquirer of all or substantially all of the business, assets or liabilities of the Corporation or the Bank, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and the Corporation’s and the Bank’s obligations hereunder in the same manner and to the same extent as the Corporation and the Bank would have been required to perform them if no such transaction had occurred.

(b)                                 Entire Agreement; Survival. This Agreement constitutes the entire agreement between Executive and the Corporation and the Bank concerning the subject matter hereof and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. The provisions of this Agreement will be regarded as divisible and separate; if any provision is ever declared invalid or unenforceable, the validity and enforceability of the remaining provisions will not be affected. The Corporation and the Bank and Executive will agree on an amendment to the invalid or unenforceable provision that makes the provision valid and enforceable and accomplishes the parties’ original reasonable objectives for entering into this Agreement. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Corporation and the Bank; provided, however, that the Corporation and the Bank may unilaterally modify the Agreement to comply with applicable law, including, but not limited to, Section 409A, while maintaining, the spirit and intent of the Agreement.

(c)                                  Governing Law and Enforcement. This Agreement will be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Michigan without reference to the law regarding conflicts of law.

(d)                                 Stock Based Compensation. Notwithstanding anything to the contrary contained herein, upon Executive’s termination from employment, any rights he has to stock based compensation shall be governed exclusively by the terms of the agreement related thereto and any related plan.

(e)                                  Source of Payments. Executive, the Corporation and the Bank intend that Executive will be a dual employee of the Corporation and the Bank. The Corporation and the Bank may allocate among the Corporation and the Bank any portion of Executive’s salary, cash bonus and other compensation and benefits that the Corporation and the Bank deem to be a lawful and appropriate allocation. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive from any of the Corporation, the Bank or any of their Affiliates, such compensation payments and benefits paid by any such source will be treated as amounts paid to Executive under this Agreement.

(f)                                   Resignation. Executive agrees that upon any termination of Executive’s Employment with the Corporation and the Bank pursuant to Section 3, he will immediately resign from all positions he has on the Corporation’s, the Bank’s or any of their Affiliates’ Boards of Directors.

(g)                                 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted within twenty-five (25) miles from the Bank’s main office, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator will be final, conclusive and binding on the parties. Judgment may be entered based on the arbitrator’s decision in any circuit court in the State of Michigan having jurisdiction or in any court otherwise having jurisdiction outside of the State of Michigan. Notwithstanding this Section and in addition to any remedies received through arbitration, the Corporation and the Bank may seek injunctive relief from the appropriate court in the event Executive violates either Section 4 or 5.

(h)                                 Legal Fees. All reasonable legal fees paid or incurred in connection with any dispute or question of interpretation relating to this Agreement shall be paid to the party who is successful on the merits by the other party.

(i)                                    Waiver. No waiver by either party at any time of any breach by the other party of or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(j)                                    Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Corporation or the Bank. addressed to the principal headquarters of the Corporation or the Bank, attention: Chairman of the Board of Directors; or, if to Executive, to the address maintained in the Bank’s records, or to such other address as the party to be notified shall have given to the other.

(k)                                 Internal Revenue Code Section 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment, (i) Employee is a “specified employee” as defined in Section 409A and the regulations and guidance thereunder in effect at the time of such termination (“409A”); and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Gregory Wernette
Gregory Wernette

LEVEL ONE BANK

By:	/s/ Patrick J. Fehring
Patrick J. Fehring, its Chairman of the Board of Directors

LEVEL ONE BANCORP, INC.

By:	/s/ Patrick J. Fehring
Patrick J. Fehring, its Chairman of the Board of Directors